Exhibit 99.1

Annapolis Bancorp Reports 34% Increase in Third Quarter Earnings

Common Earnings Increase 71%

ANNAPOLIS, Md.--(BUSINESS WIRE)--October 28, 2010--Annapolis Bancorp, Inc. (NASDAQ: ANNB), parent company of BankAnnapolis, today announced net income of $299,000 for the third quarter of 2010, an increase of $76,000 or 34% from net income of $223,000 in the third quarter of 2009.

After accruing for preferred stock dividends, third quarter 2010 net income available to common shareholders increased $73,000 or 71% to $176,000 ($0.04 per basic and diluted common share) from $103,000 ($0.03 per basic and diluted common share) available to common shareholders in the year-ago period.

For the nine months ended September 30, 2010, net income of $1,354,000 increased by $3,442,000 from a loss of $2,088,000 in the same period of 2009. Net income available to common shareholders totaled $990,000 ($0.25 per basic and diluted common share) compared to a loss of $2,410,000 ($0.63 per basic and diluted common share) in the first nine months of 2009.

Results for the quarter ended September 30, 2010 included a provision for credit losses of $622,000 compared to a provision for credit losses of $1.1 million in the third quarter of last year. The allowance for credit losses totaled $7.4 million (2.64% of total gross loans) at September 30, 2010 compared to $7.9 million (2.81% of total gross loans) at year-end 2009.

Nonperforming assets at September 30, 2010 amounted to $13.2 million or 3.06% of total assets, a reduction of $6.1 million or 32% compared to $19.3 million or 4.35% of total assets at December 31, 2009.

“We are pleased to report year-over-year improvement in earnings as we continue to take proactive steps to address near-term challenges and navigate the slow path to economic recovery,“ said Chairman and CEO Richard M. Lerner. “Results for the three and nine months ended September 30, 2010 reflect improved asset quality and, as a result, lower provisions for credit losses relative to the comparable periods in 2009.“

Total assets were $432.5 million at September 30, 2010, down $11.8 million or 2.65% compared to $444.3 million at December 31, 2009. Gross loans totaled $279.7 million at the end of the third quarter, down $2.3 million from $282.0 million at December 31, 2009. Lending opportunities remained limited, as low consumer confidence and continued economic uncertainty have muted the demand for credit.

The Company’s investment portfolio declined by $22.0 million or 18.7% in the first nine months of 2010 as $46.4 million in U.S. agency securities were called and the Company executed $13.1 million in securities sales. During the same period, the Company elected to strategically deploy funds earmarked for future lending in short maturity investments such as federal funds sold and placements at banks.

Total deposits decreased by $18.2 million or 5.2% to $332.2 million at September 30, 2010 compared to $350.5 million at year-end 2009. Total long term debt decreased by $5.0 million since December 31, 2009, reflecting a reduction in Federal Home Loan Bank borrowings. Short term securities under agreements to repurchase increased $8.2 million to $22.8 million at September 30, 2010 compared to $14.6 million as of December 31, 2009.

Stockholders’ equity increased to $35.3 million at September 30, 2010 compared to $32.6 million at December 31, 2009. At September 30, 2010, Annapolis Bancorp, Inc. exceeded all federal regulatory requirements for a well-capitalized institution, with a Tier 1 capital ratio of 13.0%, a total capital ratio of 14.3%, and a Tier 1 leverage ratio of 9.0%. Book value per common share at September 30, 2010 increased to $6.97 compared to $6.41 at September 30, 2009 and $6.39 at December 31, 2009.

“Our strong capital ratios have left us well-positioned to meet increased demand for credit as the economy slowly improves,” said Lerner. “With interest rates at historic lows, we believe this is a great time to borrow, and BankAnnapolis remains committed to delivering effective financing solutions to both consumers and businesses in the communities we serve.”

Third quarter 2010 interest income decreased by $633,000 or 11.7% compared to the same period last year, as average earning assets contracted $18.2 million and investment yields continued to decline. A high level of short-term liquidity and soft loan demand also exerted downward pressure on the Company’s third quarter interest income.

Interest expense decreased by $512,000 or 31.9% due to average interest-bearing liabilities falling by $23.1 million coupled with a drop in the overall cost of funds from 1.54% in the third quarter of 2009 to 1.10% in the quarter just ended.

Although net interest income for the quarter ended September 30, 2010 decreased by $121,000 compared to the same period last year, the net interest margin improved by 4 basis points to 3.56%. The year-over-year margin expansion was due to the cost of interest-bearing liabilities declining more rapidly than the yield on interest earning assets.

Noninterest income decreased 2.7% to $469,000 in the third quarter of 2010 from $482,000 in the same period last year. Improvement in income earned on bank-owned life insurance and fees on loans held for sale was offset by a reduction in rental income and losses on the disposition of repossessed assets.

Noninterest expense increased by $258,000 or 9.2% for the quarter just ended compared to the same period last year, with increases in staffing and marketing expense partially counteracted by lower professional fees.

For the first nine months of 2010, the net interest margin increased 50 basis points to 3.68% from 3.18% in the comparable period of 2009. As a result of lower overall funding costs, net interest income rose by 12.8% to $11.4 million from $10.1 million in the same nine-month period of last year. Year-to-date noninterest income declined by $78,000 or 5.4% in 2010, and noninterest expense increased by $537,000 or 6.0% as personnel expense grew by $443,000 or 9.3% due to higher benefit charges, costs associated with the management of nonperforming assets, and additional staffing in the residential mortgage and commercial real estate lending divisions.

As of September 30, 2010, Annapolis Bancorp incurred year-to-date net charge-offs of $1,753,000. The Company recorded provisions for credit losses of $1.2 million and $6.1 million for the respective nine month periods ended September 30, 2010 and 2009.

BankAnnapolis serves the banking needs of small businesses, professional concerns, and individuals in central Maryland through eight community banking offices located in Anne Arundel and Queen Anne’s Counties. The Bank’s headquarters building and main branch are located at 1000 Bestgate Road in Annapolis.

Certain statements contained in this release, including without limitation, statements containing the words "believes," "plans," "expects," "anticipates," and words of similar import, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The Company undertakes no obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Annapolis Bancorp, Inc. and Subsidiaries
Consolidated Balance Sheets
as of September 30, 2010 and December 31, 2009
($000)

	(Unaudited)	(Audited)
	September 30,	December 31,
	2010	2009
Assets
Cash and due from banks	$17,018	$5,936
Interest bearing deposits with banks	7,396	10,000
Federal funds sold	14,112	8,828
Investment securities, available for sale	95,868	117,883
Federal Reserve and Federal Home Loan Bank stock	3,080	3,260
Loans held for sale	2,066	3,296
Loans, net of allowance of $7,394 and $7,926	270,283	270,736
Premises and equipment	8,895	9,274
Accrued interest receivable	1,429	1,934
Deferred income taxes	2,755	3,902
Investment in bank owned life insurance	5,392	4,226
Real estate owned	1,739	2,398
Other assets	2,506	2,659
Total Assets	$432,539	$444,332

Liabilities and Stockholders' Equity
Deposits
Noninterest bearing	$43,874	$40,834
Interest bearing	288,352	309,629
Total deposits	332,226	350,463
Securities under agreements to repurchase	22,792	14,642
Long term borrowings	35,000	40,000
Junior subordinated debentures	5,000	5,000
Accrued interest and accrued expense	2,177	1,595
Total Liabilities	397,195	411,700

Stockholders' Equity
Preferred stock	8,043	7,985
Common stock	39	39
Warrants to purchase common stock	234	234
Paid in capital	11,604	11,501
Retained Earnings	14,358	13,367
Accumulated other comprehensive income/(loss)	1,066	(494)
Total Equity	35,344	32,632
Total Liabilities and
Equity	$432,539	$444,332

Annapolis Bancorp, Inc. and Subsidiaries
Consolidated Statements of Income
for the Three and Nine Month Periods Ended September 30, 2010 and 2009
(Unaudited)
(In thousands, except per share data)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2010	2009	2010	2009

Interest Income
Loans	$3,928	$3,962	$11,934	$11,844
Investments	825	1,419	3,056	3,795
Interest bearing balances with banks	7	17	18	48
Federal funds sold	11	6	29	46
Total interest income	4,771	5,404	15,037	15,733

Interest expense
Deposits	734	1,214	2,556	4,444
Securities sold under agreements to repurchase	27	31	77	91
Borrowed funds	285	312	868	927
Junior debentures	47	48	133	160
Total interest expense	1,093	1,605	3,634	5,622
Net interest income	3,678	3,799	11,403	10,111

Provision	622	1,102	1,221	6,113

Net interest income after provision	3,056	2,697	10,182	3,998

Noninterest Income
Service charges	309	316	882	903
Mortgage banking	23	27	55	73
Other fee income	146	84	358	344
Gain on sale of loans	21	47	104	112
Loss on sale of securities	-	-	(55)	-
(Loss)/gain on sale of REO and repossessed assets	(30)	8	18	8
Total noninterest income	469	482	1,362	1,440

Noninterest Expense
Personnel	1,721	1,543	5,228	4,785
Occupancy and equipment	414	377	1,205	1,138
Data processing expense	212	208	629	640
Professional Fees	95	197	420	548
Marketing expense	69	9	249	216
FDIC expense	140	139	427	464
Other operating expense	421	341	1,278	1,108
Total noninterest expense	3,072	2,814	9,436	8,899

Income (loss) before taxes	453	365	2,108	(3,461)
Income tax expense (benefit)	154	142	754	(1,373)
Net income (loss)	299	223	1,354	(2,088)
Preferred stock dividend and discount accretion	123	120	364	322
Net income (loss) available to common shareholders	$176	$103	$990	$(2,410)

Basic earnings (loss) per common share	$0.04	$0.03	$0.25	$(0.63)
Diluted earnings (loss) per common share	$0.04	$0.03	$0.25	$(0.63)
Book value per common share	$6.97	$6.41	$6.97	$6.41

Annapolis Bancorp, Inc. and Subsidiaries
Financial Ratios and Average Balance Highlights
for the Three and Nine Month Periods Ended September 30, 2010 and 2009
(Unaudited)
(In thousands)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2010	2009	2010	2009

Performance Ratios (annualized)
Return on average assets	0.28%	0.20%	0.42%	(0.63%)
Return on average equity	3.36%	2.75%	5.24%	(8.68%)
Average equity to average assets	8.20%	7.19%	7.93%	7.23%
Net interest margin	3.56%	3.52%	3.68%	3.18%
Efficiency ratio	74.08%	65.73%	73.92%	77.04%

Other Ratios
Allowance for credit losses to loans	2.64%	3.26%	2.64%	3.26%
Nonperforming assets to total assets	3.06%	3.63%	3.06%	3.63%
Net charge-offs to average loans	0.00%	0.19%	0.63%	0.42%
Tier 1 capital ratio	13.0%	12.6%	13.0%	12.6%
Total capital ratio	14.3%	13.9%	14.3%	13.9%

Average Balances
Assets	431,407	446,672	435,614	444,608
Earning assets	409,459	427,692	414,405	424,549
Loans, gross	277,337	274,852	276,931	271,843
Interest-bearing liabilities	349,904	373,013	357,154	371,978
Stockholders' equity	35,354	32,133	34,542	32,148

CONTACT:
Annapolis Bancorp, Inc.
Edward J. Schneider, CFO
410-224-4455